UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 6, 2013

OFFICIAL PAYMENTS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33475 (Commission File Number)	94-3145844 (IRS Employer Identification No.)
3550 Engineering Drive, Suite 400 Norcross, Georgia (Address of Principal Executive Offices)		30092 (Zip Code)
Registrant's telephone number, including area code: (770) 325-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

 On September 6, 2013, Official Payments Corporation, a wholly owned subsidiary of Official Payments Holdings, Inc. (together with Official Payments Corporation, the "Company"), entered into an amendment (the "Amendment") to the Solicitation/Contract/Order for Commercial Items dated April 3, 2009  (the "IRS Agreement") between the Internal Revenue Service (the "IRS") and Official Payments Corporation.
Under the IRS Agreement, the Company provides businesses and individuals the opportunity to pay certain federal income and business tax obligations electronically via credit cards, debit cards and other payment methods.
Pursuant to the Amendment, the IRS exercised its option to extend the term of the IRS Agreement for an additional six month period, beginning January 1, 2014 and ending on June 30, 2014.  In addition, the Amendment specified the fees to be charged to taxpayers for use of the Company's services through June 30, 2014, and provided requirements for website and mobile payment enhancements.
Pursuant to the IRS Agreement, as amended by the Amendment, the Company will provide an automated interactive voice response, or IVR, system and two websites for processing federal tax payments in 2014, as the Company did in 2013. As discussed in more detail in the Company's annual report on Form 10-K for the fiscal year ended September 30, 2012, and in subsequent quarterly reports on Form 10-Q, the Company's revenue from the IRS Agreement, as amended, will depend on multiple factors, including: whether taxpayers choose to pay their taxes using the Company's services or the services of the Company's competitors; if taxpayers choose to use the Company's services, whether taxpayers choose to pay by IVR or the web, and if by the web, which websites taxpayers choose to use; whether taxpayers choose to pay by debit card, credit card, or some other means, and which card or means taxpayers choose to use; the fees to be charged to taxpayers for use of the Company's services; and the amount of taxes paid.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OFFICIAL PAYMENTS HOLDINGS, INC.
	By:	/s/ Alex P. Hart
	Name:	Alex P. Hart
	Title:	President and Chief Executive Officer
Date: September 12, 2013